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                                                                     EXHIBIT F-2


                          KEEGAN, WERLIN & PABIAN, LLP
                                Attorneys at Law
                             21 Custom House Street
                        Boston, Massachusetts 02110-3525


                                         August 5, 1998


The Securities and Exchange Commission
Washington, D.C.  20549

         Re: Essex County Gas Company -- Form U-1

Ladies and Gentlemen:

         This opinion is furnished to you in connection with the Form U-1 (the "Form U-1") filed with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935, as amended, by Eastern Enterprises, a Massachusetts voluntary association ("Eastern"). The Form U-1 has been filed in connection with the acquisition by Eastern of all of the outstanding shares (the "Essex County Shares") of common stock, no par value, of Essex County Gas Company, a Massachusetts gas utility company ("Essex County") in exchange for shares (the "Eastern Shares") of common stock, $1.00 par value, of Eastern. The Eastern Shares are to be issued pursuant to an Agreement and Plan of Merger, dated as of December 19, 1997 (the "Merger Agreement"), by and between Essex County and Eastern providing for the merger (the "Merger") of a Massachusetts corporation to be formed by and to be the wholly-owned subsidiary of Eastern with and into Essex County, as a result of which Essex County will be the surviving corporation.

         We have acted as counsel to Essex County in connection with the Merger Agreement and the proposed exchange of the Essex County Shares contemplated thereby. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

         We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than the Commonwealth of Massachusetts.

         Based on the foregoing, we are of the opinion that:

         1. Assuming consummation of the Merger in accordance with the terms of the Merger Agreement, the Merger will comply with all applicable provisions of the laws of the Commonwealth of Massachusetts.

         2. Essex County is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

         3. Assuming consummation of the Merger in accordance with the terms of the Merger Agreement, the Essex County Shares to be acquired by Eastern pursuant to the terms of the Merger Agreement will be duly authorized, validly issued, fully paid and non-assessable and will entitle Eastern as the holder thereof to all the rights and privileges pertaining thereto as set forth in the Charter and By-laws of Essex County.

         We hereby consent to the filing of this opinion as an exhibit to Eastern's form U-1.

         It is understood that this opinion is to be used only in connection with the Form U-1 and may not be relied upon for any other purpose.

                                         Very truly yours,


                                         /s/ Keegan, Werlin & Pabian, LLP

                                         Keegan, Werlin & Pabian, LLP